Exhibit 99.1

Contacts:
Rick Bierly	Anne Bowdidge
Chief Financial Officer	Sr. Director, Investor Relations
(415) 543-3470	(650) 218-6900

MEDIVATION REPORTS SECOND QUARTER FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

— 2nd Quarter Collaboration Revenue Increased 111% Year-over-Year —

— 2nd Quarter U.S. Net Sales of XTANDI Increased 74% Year-over-Year —

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco, CA – August 7, 2014 – Medivation, Inc. (Nasdaq: MDVN) today reported its financial results for the second quarter ended June 30, 2014. U.S. net sales of XTANDI® (enzalutamide) capsules for the quarter, as reported by Astellas Pharma Inc., were $143.7 million (+74% vs. prior year). Ex-U.S. net sales of XTANDI for the quarter, as reported by Astellas, were $83.3 million.

Medivation’s collaboration revenue was $148.1 million for the second quarter of 2014 (+111% vs. prior year). Medivation reported net income of $47.9 million, or $0.60 per diluted share, for the quarter ended June 30, 2014, compared with a net loss of $4.9 million, or $0.07 per diluted share, for the same period in 2013.

“We are very pleased with our second quarter results and the continued strong commercial performance of XTANDI for patients with mCRPC who have previously received docetaxel,” said David Hung, M.D., president and chief executive officer of Medivation. “As we approach our September 18 PDUFA date, we are prepared for the potential approval and subsequent launch of XTANDI in an expanded mCRPC indication, and we are excited about the opportunity for XTANDI to benefit more patients.”

Medivation collaboration revenue consists of three components: collaboration revenue related to U.S. XTANDI net sales, collaboration revenue related to ex-U.S. XTANDI net sales and collaboration revenue related to upfront and milestone payments.

•	U.S. net sales of XTANDI (as reported by Astellas) for the second quarter 2014 were $143.7 million, compared with $82.4 million for the same period in 2013. Medivation’s collaboration revenue related to U.S. net sales of XTANDI for the second quarter of 2014 was $71.9 million compared with $41.2 million for the same period in 2013 (+74%).

•	Ex-U.S. net sales of XTANDI (as reported by Astellas) for the second quarter of 2014 were $83.3 million, compared with $3.7 million for the same period in 2013. XTANDI was granted marketing authorization in the European Union in June 2013 and in Japan in March 2014. Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI for the second quarter of 2014 was $10.0 million compared to $0.5 million for the same period in 2013.

•	Medivation’s collaboration revenue related to upfront and development milestone payments for the second quarter of 2014 were $66.2 million. Included were development milestones related to PREVAIL regulatory filings.

Total operating expenses for the quarter ended June 30, 2014 were $93.1 million, compared with total operating expenses of $70.1 million for the same period in 2013 (+33%). These amounts include non-cash stock-based compensation expense of $11.2 million in the quarter ended June 30, 2014, compared with $8.1 million for the same period in 2013.

At June 30, 2014, cash and cash equivalents totaled $290.0 million, compared with $228.8 million at December 31, 2013.

2014 Financial Outlook

Medivation’s full year 2014 guidance is as follows:

•	U.S. net sales of XTANDI to be between $600 million and $640 million. U.S. net sales of XTANDI are reported by Astellas.

•	Total collaboration revenue will range between $615 million to $640 million, which includes collaboration revenue related to U.S. net sales between $300 million and $320 million and collaboration revenue related to upfront and milestone payments of approximately $279 million.

•	Total operating expenses, net of cost-sharing payments from Astellas, to be between $400 million and $430 million, approximately $45 million to $50 million of which consists of non-cash stock-based compensation expense and excludes the cost of future in-licensing opportunities we may elect to pursue, if any.

Other Highlights:

•	XTANDI is approved in over 40 countries for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously received docetaxel.

•	The U.S. Food and Drug Administration (FDA) accepted the supplemental New Drug Application (sNDA) filling to extend the indication for XTANDI for the treatment of men with mCRPC who have not received chemotherapy and granted priority review designation. The Prescription Drug User Fee Act (PDUFA) date for the completion of the FDA’s review for the sNDA is September 18, 2014. The FDA’s acceptance for filing of the sNDA triggered a $25 million milestone payment to Medivation during the second quarter under its collaboration agreement with Astellas.

•	The European Medicines Agency validated Astellas’ application for an amended European Marketing Authorization Application and accepted the filing in April 2014, which triggered a $15 million milestone payment to Medivation.

•	Medivation received a $15 million milestone payment in the second quarter of 2014 related to Astellas’ plans to address the PREVAIL population in Japan.

Enzalutamide Clinical Development Program

•	Publication of the Phase 3 PREVAIL trial results in the June 1, 2014 online issue and the July 31, 2014 print issue of the New England Journal of Medicine in a paper entitled “Enzalutamide in Metastatic Prostate Cancer Before Chemotherapy.”

•	Presented data at the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting on the primary, secondary, and quality-of-life endpoint results from PREVAIL. Seven additional enzalutamide abstracts were presented during General Poster Sessions.

•	Continued patient enrollment in the Phase 3 PROSPER trial evaluating the safety and efficacy of enzalutamide in approximately 1,500 patients with non-metastatic CRPC. PROSPER will enroll a high-risk subgroup of patients with prostate cancer who are progressing despite androgen deprivation therapy, but who are asymptomatic with no prior or present evidence of metastatic disease. The primary endpoint of the trial is metastasis-free survival.

•	Advanced the prostate cancer development program comparing enzalutamide’s effects on progression-free-survival when compared head-to-head versus bicalutamide, the most commonly used anti-androgen, in men who have progressed following medical castration with a luteinizing hormone releasing hormone (LHRH) analog therapy or surgical castration.

•	Completed patient enrollment in the TERRAIN trial in July 2013, which enrolled approximately 370 men with mCRPC disease primarily in Europe; and

•	Completed patient enrollment in the STRIVE trial in March 2014, which enrolled approximately 400 men with either metastatic or non-metastatic disease in the U.S.

•	Continued patient enrollment in the Phase 4 PLATO trial evaluating the efficacy and safety of continued treatment with enzalutamide plus abiraterone acetate and prednisone as compared to treatment with abiraterone acetate and prednisone alone in patients with pre-chemotherapy mCRPC whose disease has progressed following enzalutamide therapy. The purpose of the trial is to help determine the potential clinical benefit of continuing androgen receptor signaling inhibition with enzalutamide treatment and adding an additional therapy in patients with pre-chemotherapy mCRPC. The global randomized, double-blind, placebo-controlled trial is designed to enroll approximately 500 chemotherapy-naïve patients with mCRPC. The primary endpoint of the trial is progression-free survival.

Enzalutamide in Breast Cancer

•	Initiated start up activities with our partner Astellas for a Phase 2 trial evaluating the safety and efficacy of adding enzalutamide to trastuzumab in approximately 80 patients with metastatic or locally advanced breast cancer that is androgen-receptor positive (AR+), human epidermal growth factor receptor 2 (HER2) amplified, and estrogen-receptor negative (ER-) or progesterone receptor negative (PgR-) whose disease has previously progressed on trastuzumab. The primary endpoint of the trial is clinical benefit rate defined as complete response or partial response or stable disease at or before 24 weeks. The goal of the study is to determine whether enzalutamide will provide any incremental benefit for women who have progressed on trastuzumab.

•	Continued patient enrollment in the Phase 2 clinical trial evaluating enzalutamide in combination with exemestane in women with advanced breast cancer that is estrogen receptor positive (ER+) or progesterone receptor positive (PgR+) and HER2 normal. The Phase 2 randomized, double-blind, placebo controlled, multicenter trial plans to enroll approximately 240 patients in two parallel cohorts of 120 patients each. The first cohort will enroll patients who have not previously received hormonal treatment for advanced breast cancer. The second cohort will enroll patients who have previously progressed following one hormonal treatment for advanced disease. The primary endpoint of the trial is progression free survival in all patients and in the subset of patients whose tumor expresses the androgen receptor.

•	Completed patient enrollment in a Phase 2 clinical trial evaluating enzalutamide as a single agent for the treatment of advanced AR+, triple-negative breast cancer, or TNBC. TNBC is a type of cancer which is not driven by the three most commonly targeted receptors in breast cancer: estrogen, progesterone and HER2. The Phase 2 open label, single-arm, multicenter trial enrolled more than 100 patients with AR+, TNBC at sites in the United States, Canada and Europe. The primary endpoint of the trial is clinical benefit rate, defined as the proportion of patients with a best response of complete response, partial response or stable disease at ≥ 16 weeks.

Corporate Developments

•	Entered into a research and license agreement with OncoFusion Therapeutics, Inc., for certain compounds targeting Bromodomain and Extra-Terminal (BET) proteins for potential use in oncology and other disease areas. Medivation gained exclusive worldwide rights for the development and commercialization of these compounds. Under the terms of the agreement, Medivation will have access to OncoFusion’s growing library of small molecule BET bromodomain inhibitor compounds from which Medivation may select compounds to move forward in its drug discovery and development efforts.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on the Company’s website for a limited time following the live event.

About XTANDI® (enzalutamide) capsules

XTANDI was approved by the FDA on August 31, 2012 and is indicated for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously received docetaxel.

Important Safety Information for XTANDI from the Approved Prescribing Information

Contraindications- XTANDI can cause fetal harm when administered to a pregnant woman based on its mechanism of action. XTANDI is not indicated for use in women. XTANDI is contraindicated in women who are or may become pregnant.

Warnings and Precautions- In the randomized clinical trial, seizure occurred in 0.9% of patients on XTANDI. No patients on the placebo arm experienced seizure. Patients experiencing a seizure were permanently discontinued from therapy. All seizures resolved. Patients with a history of seizure, taking medications known to decrease the seizure threshold, or with other risk factors for seizure were excluded from the clinical trial. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity where sudden loss of consciousness could cause serious harm to themselves or others.

Adverse Reactions- The most common adverse drug reactions (≥ 5%) reported in patients receiving XTANDI in the randomized clinical trial were asthenia/fatigue, back pain, diarrhea, arthralgia, hot flush, peripheral edema, musculoskeletal pain, headache, upper respiratory infection, muscular weakness, dizziness, insomnia, lower respiratory infection, spinal cord compression and cauda equina syndrome, hematuria, paresthesia, anxiety, and hypertension.

Grade 1-4 neutropenia occurred in 15% of XTANDI patients (1% Grade 3-4) and in 6% on placebo (no Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of XTANDI patients and 2% on placebo. One percent of XTANDI patients compared to 0.3% on placebo died from infections or sepsis. Falls or injuries related to falls occurred in 4.6% of XTANDI patients vs 1.3% on placebo. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients and included non-pathologic fractures, joint injuries, and hematomas. Grade 1 or 2 hallucinations occurred in 1.6% of XTANDI patients and 0.3% on placebo, with the majority on opioid-containing medications at the time of the event.

Drug Interactions- Effect of Other Drugs on XTANDI: Administration of strong CYP2C8 inhibitors can increase the plasma exposure to XTANDI. Co-administration of XTANDI with strong CYP2C8 inhibitors should be avoided if possible. If co-administration of XTANDI cannot be avoided, reduce the dose of XTANDI. Co-administration of XTANDI with strong or moderate CYP3A4 and CYP2C8 inducers can alter the plasma exposure of XTANDI and should be avoided if possible.

Effect of XTANDI on Other Drugs: XTANDI is a strong CYP3A4 inducer and a moderate CYP2C9 and CYP2C19 inducer in humans. Avoid CYP3A4, CYP2C9 and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

Please visit www.XtandiHCP.com for full Prescribing Information for XTANDI® (enzalutamide) capsules.

About the Medivation/Astellas Collaboration

In October 2009, Medivation and Astellas entered into a global agreement to jointly develop and commercialize enzalutamide. The companies are collaborating on a comprehensive development program that includes studies to develop enzalutamide across the full spectrum of advanced prostate cancer as well as advanced breast cancer. The companies jointly commercialize XTANDI in the United States and Astellas has responsibility for manufacturing and all additional regulatory filings globally, as well as commercializing XTANDI outside the United States.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com.

Forward-Looking Statements

The statements in this press release under the caption “2014 Financial Outlook” and with respect to potential regulatory developments and clinical trial enrollment are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; Medivation’s dependence on the efforts of and funding by Astellas for the commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended June 30, 2014, which is expected to be filed on August 7, 2014 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$290,036	$228,788
Receivable from collaboration partner	99,938	107,210
Prepaid expenses and other current assets	25,656	17,981

Total current assets	415,630	353,979
Property and equipment, net	39,680	17,035
Restricted cash	11,972	9,899
Other non-current assets	15,965	11,737

Total assets	$483,247	$392,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$78,195	$78,758
Deferred revenue	8,466	16,931
Current portion of build-to-suit lease obligation	645	—

Total current liabilities	87,306	95,689
Convertible Notes, net of unamortized discount of $43,725 and $50,336 at June 30, 2014 and December 31, 2013, respectively	215,022	208,414
Build-to-suit lease obligation, excluding current portion	16,605	—
Other non-current liabilities	20,982	11,600

Total liabilities	339,915	315,703
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 76,703,796 and 75,803,020 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	767	758
Additional paid-in capital	442,472	410,350
Accumulated deficit	(299,907)	(334,161)

Total stockholders’ equity	143,332	76,947

Total liabilities and stockholders’ equity	$483,247	$392,650

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Collaboration revenue	$148,090	$70,149	$235,279	$116,303
Operating expenses:
Research and development expenses	40,344	28,205	86,263	53,113
Selling, general and administrative expenses	52,795	41,890	102,530	85,458

Total operating expenses	93,139	70,095	188,793	138,571

Income (loss) from operations	54,951	54	46,486	(22,268)
Other income (expense), net:
Interest expense	(5,336)	(4,982)	(10,566)	(9,870)
Interest income	8	52	17	126
Other income (expense), net	(93)	10	(131)	9

Total other income (expense), net	(5,421)	(4,920)	(10,680)	(9,735)

Income (loss) before income tax expense	49,530	(4,866)	35,806	(32,003)
Income tax expense	(1,611)	(32)	(1,552)	(65)

Net income (loss)	$47,919	$(4,898)	$34,254	$(32,068)

Basic net income (loss) per common share	$0.63	$(0.07)	$0.45	$(0.43)

Diluted net income (loss) per common share	$0.60	$(0.07)	$0.43	$(0.43)

Weighted average common shares used in the calculation of basic net income (loss) per common share	76,577	75,013	76,411	74,919

Weighted average common shares used in the calculation of diluted net income (loss) per common share	80,491	75,013	80,487	74,919